EX-FILING FEE

Calculation of Filing Fee Table

FORM S-3
(Form Type)

Voya Retirement Insurance and Annuity Company
(Exact Name of Registrant as Specified in its Charter)

Newly Registered and Carry-Forward Securities

	Security Type	Security Class Title[1]	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit[2]	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered and Carry Forward Securities
Fees to Be Paid	Other	Other	457(o)	1,000,000	Not applicable	$1,000,000	$147.60 per million shares	$147.60
Fees Previously Paid[3]	Other	Other	Not Applicable	1,000,000	Not applicable	$1,000,000	$109.10 per million shares	$109.10	Not applicable	Not applicable	Not applicable	Not applicable
	Total Offering Amounts					Not applicable		$147.60
	Total Fees Previously Paid				$
	Total Fee Offsets
	Net Fee Due							$147.60

Explanations Related to Table Above:
1 There is only a single class of the market value adjustment securities registered on this Form S-3.
2 Not applicable because market value adjustment securities are sold based on dollars invested, rather than based on a price per unit.
3 This registration statement does not include unsold securities previously registered under the Securities Act of 1933 (“Securities Act”) on Form S-3 (File No. 333-255015) filed by the Registrant on April 2, 2021 (“Prior Registration Statement”).